Exhibit 99.1

CEO Remarks

The management team and Board presiding today comprise the majority of the team that envisioned and executed the concluding chapter for Gyrodyne Company of America--the issuance of the Private Letter Ruling and the resulting tax liquidation under the Internal Revenue Code. The combination of these events simultaneously negated the requirement to reinvest $98.7 million of condemnation proceeds, avoided over $60 million in capital gains taxes and facilitated the distribution of $68 million to our shareholders.

We are now well underway in executing our Business Plan of Liquidation for Gyrodyne, LLC. At the heart of this plan is a strategy based on unlocking the maximum real estate values for our shareholders. Like the many gifted artists at our thriving art community here at Flowerfield, we stepped back and viewed our properties for what they could be versus what they currently are. We then acted to unlock their hidden values.

Our vision is now a plan that takes many forms with one common denominator – taking steps to maximize the distributions to our shareholders in a timely, tax efficient manner. In early 2016, we completed the repositioning and sale of the multi-tenant Fairfax Medical Center. Our strategy of increasing the occupancy rate to 90% while simultaneously maintaining a high tenant retention rate resulted in stable forecasted margins typically reserved for Triple Net single tenant buildings. The marketplace rewarded us – the Fairfax Medical Center sold for $14 million, approximately $1.7 million above its appraisal.

Let’s move to the Port Jefferson Professional Park where we owned 10 of 14 buildings. Rather than selling them in a single bulk transaction, we created a property owner association to assume management of the park which enabled us to sell the buildings individually at a higher aggregate price. Today, we have sold 8 of the 10 buildings with a 9th building now under contract, reflecting prices that are approximately $2.7 million above their appraised values.

Combined, these transactions generated $21.8 million which was $4.6 million or approximately 27% over the appraised values for the buildings. This enabled us to distribute $11.75 per share in dividends inclusive of this June’s recently announced dividend of $1.00 per share. Looking forward, our first quarter 10-Q adjusted for the recently announced $1.00 dividend, reflects an estimated liquidating value of $17.97 per share. By pursuing entitlements, we expect to realize a greater net return to shareholders.

In Cortlandt Manor, we strategically aligned ourselves with the town to lead an effort to create a Medical Oriented District. At the end of March, we filed an application for entitlements that will more than triple the current medical footprint plus include 200 residential units. Again, our objective is to realize value in excess of past appraisals. We believe there is also a significantly greater value to unlock here at Flowerfield. In Flowerfield, we recently filed an application for entitlements that are described in our annual report. The Flowerfield plan includes retaining the 130,000 square foot industrial park and divides the undeveloped acreage into seven additional parcels that include medical offices, an assisted living facility and a hotel.

As you can see, our team has demonstrated an ability to unlock and timely distribute value to our shareholders. That is the course we have set for our future. My colleague, Peter Pitsiokos, will be discussing our entitlement efforts in more depth. Please feel free to button hole me or Peter during lunch with any questions or if you simply just want to get to know us.

I thank you very much for your attention and your confidence.